Exhibit 10.1

AMENDMENT NO. 2 to Credit Agreement and
AMENDMENT NO.1 to Security Agreement

          AMENDMENT NO. 2, dated as of April 13, 2005, to that certain Credit Agreement, dated as of January 23, 2004, and amended and restated as of November 29, 2004, and as further amended on February 16, 2005 (the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meaning set forth in the Credit Agreement), among Communications & Power Industries, Inc., a Delaware corporation, as borrower (“Borrower”), UBS AG, Stamford Branch, as administrative agent (the “Administrative Agent”), the lenders from time to time party thereto (the “Lenders”), and the other parties thereto and AMENDMENT NO. 1 to that certain Security Agreement, dated as of January 23, 2004 among Borrower, UBS AG, Stamford Branch, as collateral agent (the “Collateral Agent”) and the other parties thereto (collectively, the “Amendment”).

W I T N E S S E T H:

          WHEREAS, Section 11.02 of the Credit Agreement permits the Credit Agreement and the other Loan Documents to be amended from time to time;

          WHEREAS, the Loan Parties request the Lenders to permit (a) Parent to enter into a Hedging Agreement relating to the Permitted Parent Notes and to provide cash collateral to the hedge counterparty in respect of Parent’s obligations under such Hedging Agreement and (b) Borrower to pay dividends or make loans to Parent to allow Parent to provide such cash collateral and to pay its obligations under the Hedging Agreement;

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION ONE Amendments.

          (a) The definition of “Debt Issuance” shall be amended by adding the words “, the entry into any Permitted Parent Hedge” immediately after the words “Notes”.

          (b) The definition of “Consolidated Interest Expense” shall be amended by adding the following before the period:

“; provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements”.

          (c) The definition of “Permitted Parent Notes” shall be amended by (i) adding “(a)” immediately after “shall mean” and (ii) adding the following before the period “and (b) debt securities issued semiannually as payment of interest on debt securities described in clause (a), with the same terms and conditions”.

          (d) The following definitions shall be added:

     “Permitted Parent Hedge” shall mean an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement hedging Parent’s exposure with respect to the floating interest rate component of the Permitted Parent Notes and not entered into for speculation, all on terms and conditions and with a counterparty that is a Lender or an Affiliate of a Lender at the time that such agreement is entered into and otherwise reasonably acceptable to the Administrative Agent (it being understood that a Lender or an Affiliate of a Lender that is a commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, at the time the transaction is entered into, capital and surplus aggregating in excess of $500 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) is satisfactory to the Administrative Agent).

     “Secured Permitted Parent Hedge” shall mean any Permitted Parent Hedge designated as a Secured Permitted Parent Hedge by the Borrower; provided that (i) only one Permitted Parent Hedge in effect at any time shall be a Secured Permitted Parent Hedge (with the result that, if a Secured Permitted Parent Hedge remains outstanding, the Borrower may not designate another Permitted Parent Hedge to be a Secured Permitted Parent Hedge), (ii) the initial Secured Permitted Parent Hedge entered into after the date of Amendment No. 2 to this Agreement shall be in a notional amount that shall not exceed $80,000,000 and (iii) the Borrower shall deliver a notice to the Collateral Agent that a Permitted Parent Hedge is the Secured Permitted Parent Hedge no more than 90 days after entering into the Secured Permitted Parent Hedge.

          (e) Section 6.03 shall be amended by (i) deleting the word “and” at the end of clause (o), (ii) replacing the period at the end of clause (p) with “; and” and (iii) adding a new clause (q) as follows:

          “(q) Investments permitted by Section 6.05(g) and (h).”

          (f) Section 6.05 shall be amended by (i) deleting the word “and” at the end of clause (f) and (ii) replacing clause (g) in its entirety with the following:

     “(g) Borrower may pay cash dividends or distributions, or make loans to, Parent in an amount not in excess of the amount required by Parent to enable it to make cash interest payments in respect of the Permitted Parent Notes, which Dividends may be made not earlier than the fifth Business Day preceding the date on which such cash interest payments are due; provided that (i) if any Permitted Parent Hedge is in effect, (A) the amount permitted to be paid by Parent pursuant to the foregoing shall not be greater than (x) the Applicable Margin as defined in the Permitted Parent Notes as in effect on the date hereof times the principal amount of Permitted Parent Notes then outstanding plus (y) the amount of Parent’s payment obligation under the Permitted Parent Hedge associated with such interest payment (net of payments then due to Parent under the Permitted Parent Hedge) and (B) if Borrower has elected to make payments of interest on the Permitted Parent Notes by the issuance of additional Permitted Parent Notes, (x) Borrower may pay cash dividends or distributions, or make loans to, Parent in an amount not in excess of the amount required by Parent to enable it to make its payment obligation under the Permitted Parent Hedge associated with such interest payment (net of payments then due to Parent under the Permitted Parent Hedge) not earlier than the fifth Business Day preceding the date on which such payments are due and (y) if Parent receives a net payment under the Permitted Parent Hedge, Parent shall contribute such payment as an equity contribution to Borrower or as repayment of any loan from Borrower pursuant to this Section 6.05(g) and (ii) on a Pro Forma Basis after giving effect to such dividend, distribution or loan and the payment of such interest or payment obligations (including any borrowing to fund such dividend, distribution or loan), Borrower and Parent shall be in compliance with all covenants set forth in Section 6.07 and no Default shall exist; and

     (h) Borrower may pay cash dividends or distributions, or make loans to, Parent of up to $3,500,000 in the aggregate (the “Cash Collateral Basket”) to be used by Parent to provide cash collateral for the benefit of the counterparty to any Secured Permitted Parent Hedge; provided that (i) only up to $1,000,000 of the Cash Collateral Basket shall be dividended, distributed or loaned by Borrower for providing the initial cash collateral on the initial Secured Permitted Parent Hedge, (ii) on a Pro Forma Basis after giving effect to each such dividend, distribution or loan (including any borrowing to fund such dividend, distribution or loan), Borrower and Parent shall be in compliance with all covenants set forth in Section 6.07 and no Default shall exist, (iii) upon termination of a Secured Permitted Parent Hedge that is not replaced by another Secured Permitted Parent Hedge, any amount of the Cash Collateral Basket not paid or owing to such counterparty under the terms of the master agreement relating to such Secured Permitted Parent Hedge shall be returned to

Borrower (as an equity contribution to the extent that the payment to Parent was in the form of a dividend or distribution and as repayment of loan to the extent that the payment to Parent was in the form of a loan) and (iv) if Parent enters into a Secured Permitted Parent Hedge after termination of a Secured Permitted Parent Hedge, any portion of the Cash Collateral Basket not already paid to a counterparty to a Secured Permitted Parent Hedge shall be available again as provided above.”

          (g) Section 6.06 shall be amended by replacing clause (b) in its entirety with the following:

   “(b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01(d), 6.03(d) and 6.03(q);”

          (h) Section 6.12(a) shall be amended by (i) replacing deleting the “and” immediately prior to clause (vi) and replacing it with a “,”, (ii) adding the words “or as contemplated by Sections 6.05(g) and (h)” at the end of clause (iv) and (iii) replacing clause (vi) in its entirety with the following:

“(vi) the entry into any Permitted Parent Hedge and the deposit of cash collateral and the making of payments pursuant to the terms of any Secured Permitted Parent Hedge and (vii) activities and assets reasonably related to the foregoing clauses.”

          (i) Section 2.01 of the Security Agreement shall be amended by including the following as the last paragraph in such Section:

   “Further notwithstanding the foregoing provisions of this Section 2.01, the Security Agreement Collateral shall not include any cash or any Deposit Account which is created by Parent in order to pledge cash collateral (which shall be subject to the separate security interest of the counterparty to any Secured Permitted Parent Hedge) for the benefit of any counterparty to any Secured Permitted Parent Hedge.”

          SECTION TWO Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) which is the date on which the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, Parent, the Administrative Agent, the Collateral Agent and the Required Lenders.

          SECTION THREE Reference to and Effect on the Credit Agreement. On and after the Effective Date, each reference in the Credit Agreement or the Security Agreement, as applicable, to “this Agreement,” “hereunder,” “hereof” or words of like import refer-

ring the Credit Agreement or the Security Agreement, as applicable, and each reference in each of the Loan Documents to “the Credit Agreement,” “the Security Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement or the Security Agreement, as applicable, shall mean and be a reference to the Credit Agreement or the Security Agreement, as applicable, as amended by this Amendment. The Credit Agreement, the Security Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          SECTION FOUR Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel llp, counsel to the Administrative Agent).

          SECTION FIVE Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION SIX Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

COMMUNICATIONS & POWER INDUSTRIES, INC., as Borrower
By:	Joel A. Littman /s/
	Name:	Joel A. Littman
	Title:	CFO, Secretary and Treasurer

CPI HOLDCO, INC., as Parent
By:	Joel A. Littman /s/
	Name:	Joel A. Littman
	Title:	CFO, Secretary and Treasurer

UBS AG, STAMFORD BRANCH, as Administrative Agent and as Collateral Agent
By:	Edward Gripps /s/
	Name:	Edward Gripps
	Title:	Director, Banking Products Services, US

By:	Christopher M. Altkin /s/
	Name:	Christopher M. Altkin
	Title:	Associate Director, Banking Products
Services, US